TRANSFER AGENCY AGREEMENT
TRANSFER AGENCY AGREEMENT dated as of May 9, 2016, between Transparent Value Trust (the “Trust”), a Delaware statutory trust having its principal place of business at 330 Madison Avenue, 10th Floor, New York, NY 10017, and Rydex Fund Services, LLC, (“RFS”), a Kansas limited liability company, having its principal place of business at 805 King Farm Blvd., Suite 600, Rockville, Maryland 20850.
WHEREAS, the Trust desires that RFS perform transfer agency services for each series of the Trust as now in existence and listed on Schedule A or as hereafter may from time to time be created (individually referred to herein as the “Fund” and collectively as the “Funds”); and
WHEREAS, RFS is willing to perform such services on the terms and conditions set forth in this Agreement;
WHEREAS, RFS and the Trust wish to enter into this Agreement in order to set forth the terms under which RFS will perform the transfer agency services set forth herein for the Trust;
NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and RFS hereby agree as follows:

1.	Services
RFS shall perform for the Trust the transfer agent services set forth in Schedule B hereto. RFS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. RFS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.
RFS may appoint in writing other parties qualified to perform transfer agency services (individually, a “Sub-transfer Agent”) to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of RFS and not the agent of the Trust or such Fund, and that RFS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

2.	Fees
The Trust shall pay RFS for the services to be provided by RFS under this Agreement in accordance with, and in the manner set forth in Schedule C attached hereto. Fees for any additional services to be provided by RFS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

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3.	Reimbursement of Expenses and Miscellaneous Service Fees
(a)    In addition to paying RFS the fees set forth in Schedule C, the Trust agrees to reimburse RFS for RFS’s reasonable out-of-pocket expenses (for which no mark-up for RFS overhead expenses shall be included) in providing services hereunder, including without limitation, the following:

(i)	All freight and other delivery and bonding charges incurred by RFS in delivering materials to and from the Trust and in delivering all materials to shareholders;

(ii)
All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by RFS in communication with the Trust, the Trust’s investment adviser or custodian, dealers, shareholders or others as required for RFS to perform the services to be provided hereunder;

(iii)	Sales taxes paid on behalf of the Trust;

(iv)	The cost of microfilm or microfiche or other electronic retention of records or other materials;

(v)	Courier (delivery expenses);

(vi)	Check processing fees;

(vii)	Records retention / storage fees;

(viii)	Fulfillment;

(ix)	IRA custody and other related fees;

(x)	NSCC, networking and related costs and/or fees;

(xi)	Sales taxes;

(xii)	Costs of statements and confirmations including, but not limited to, costs of printing and postage;

(xiii)	Costs of tax forms;

(xiv)	Costs of all other shareholder correspondence; and

(xv)	Post office boxes

(xvi)
Any expenses paid by RFS to a third-party administrator, broker/dealer, bank, insurance company or other entity for providing sub-transfer agency services to shareholders, including beneficial shareholders of the Trust where such shares are held in omnibus accounts;

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(xvii)	Systems development fees billed to RFS by the provider of RFS’s securityholder accounting system (the "Transfer Agency System"); and

(xviii)	Costs of telephone line service charges related to answering telephone inquiries from shareholders.

(b)    In addition, RFS shall be entitled to receive the following fees:

(i)
System development fees, billed at the rate of $150 per hour, as approved by the Trust, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 7 of Schedule D attached hereto;

(ii)	Fees for development of custom interfaces, billed at a mutually agreed upon rate;

(iii)	Ad hoc reporting fees, billed at a mutually agreed upon rate;

(iv)	Interactive Voice Response System fees, charged according to RFS’s standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and
Expenses associated with RFS’s anti-fraud procedures and the performance of delegated services under the written anti-money laundering program (“AML Program”) adopted by the Trust.

4.	Term
This Agreement shall become in effective upon its approval by a majority of the Board, including a majority of the Board who are not parties to this Agreement or interested persons of such party and shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on any renewal of this Agreement, the Board may request and evaluate, and RFS shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement. This Agreement may be terminated at any time by either party, without cause, upon 90 days’ written notice to the other, and for cause upon 30 days’ written notice by the party alleging cause.
For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated (which, in the case of the

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Trust, may be with regard only to one or more Funds) has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated (which, in the case of the Trust, may be with regard only to one or more Funds) which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. RFS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust’s failure to pay an amount to RFS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).
Notwithstanding the foregoing, following any such termination, in the event that RFS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by RFS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. RFS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Schedule C and Section 3 hereof, the amount of all of RFS’s reasonable cash disbursements in connection with RFS’s activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust’s property, records, instruments and documents.

5.	Standard of Care; Uncontrollable Events; Limitation of Liability
RFS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by RFS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of RFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against RFS hereunder.
RFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, RFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, RFS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond RFS’s reasonable control include, without limitation, force majeure events. Force majeure events

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include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, RFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.
RFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of RFS relating to the services provided by RFS under this Agreement.
Notwithstanding anything in this Agreement to the contrary, in no event shall RFS, its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable for exemplary, punitive, special, incidental, indirect or consequential damages, or lost profits, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.

6.	Legal Advice
RFS shall notify the Trust at any time RFS believes that it is in need of the advice of counsel (other than counsel in the regular employ of RFS or any affiliated companies) with regard to RFS’s responsibilities and duties specific to the Trust pursuant to this Agreement. After so notifying the Trust, RFS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust unless relating to a matter involving RFS’s willful misfeasance, bad faith, gross negligence or reckless disregard of RFS’s responsibilities and duties hereunder, and RFS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

7.	Instructions
Whenever RFS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, RFS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by RFS to be genuine and to have been properly made, signed or authorized by the shareholder or shareholder’s agent and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by the shareholder or shareholder’s agent.
As to the services to be provided hereunder, RFS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein unless RFS receives written instructions to the contrary in a timely manner from the Trust.

8.	Indemnification

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The Trust agrees to indemnify and hold harmless RFS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to RFS’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to RFS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of RFS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.
RFS shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from RFS’s willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.
The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

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9.	Record Retention and Confidentiality
RFS shall keep and maintain on behalf of the Trust all books and records which the Trust or RFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder. RFS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the “Commission”) at reasonable times. RFS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) RFS is advised by counsel (including any counsel in its employment or the employment of any affiliated companies) that it may incur liability for failure to make a disclosure, (iii) RFS is requested to divulge such information by duly-constituted authorities or court process, or (iv) RFS is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account.

10.	Reports
RFS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D.

11.	Rights of Ownership
All computer programs and procedures employed or developed by or on behalf of RFS to perform services required to be provided by RFS under this Agreement are the property of RFS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

12.	Return of Records
RFS may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain RFS’s files, records and documents created and maintained by RFS pursuant to this Agreement which are no longer needed by RFS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by RFS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

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13.	Bank Accounts
RFS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require RFS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for RFS to effect such disbursements.

14.	Representations and Warranties of the Trust
The Trust represents and warrants to RFS that: (a) each Fund which is in existence as of the date of this Agreement has authorized unlimited shares, and (b) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
The Trust also represents and warrants that (a) the Trust has adopted a written AML Program that has been submitted to RFS, (b) the AML Program has been approved by the Trust’s Board of Trustees (hereafter referred to as the "Board"), (c) the delegation of certain services thereunder to RFS, as provided in Section 17, is permitted under the Trust’s AML Program and has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to RFS for RFS’s review and consent prior to adoption.

15.	Representations and Warranties of RFS
RFS represents and warrants that: (a) RFS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which RFS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and RFS’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by RFS and, when executed and delivered by RFS, will constitute a legal, valid and binding obligation of RFS, enforceable against RFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

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Except as expressly provided in this agreement, all representations and warranties, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade) concerning the services or any goods provided incidental to the services provided under this agreement by RFS are completely disclaimed.

16.	Insurance
RFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, RFS shall provide evidence that coverage is in place. RFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. RFS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by RFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

17.	Compliance with AML Laws
The Trust acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to RFS, as provided in the next paragraph below.
The Trust hereby delegates to RFS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule B as concerns the shareholder accounts maintained by RFS pursuant to this Agreement. RFS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust’s AML Program. In connection therewith, RFS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act.
The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

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In connection with the foregoing delegation, the Trust also acknowledges that the performance of the anti-money laundering services enumerated in Item 6 of Schedule B involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, RFS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs [ ] that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

18.	Notices
Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at 805 King Farm Boulevard, Rockville, MD 20850, Attn: President; and if to RFS, to it at 805 King Farm Blvd., Ste 600, Rockville, Maryland 20850, Attn: President or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19.	Assignment
This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 19 shall not limit or in any way affect RFS’s right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20.	Governing Law
This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.	Activities of RFS
The services of RFS rendered to the Trust hereunder are not to be deemed to be exclusive. RFS is free to render such services to others and to have other businesses and interests. It is understood that the Trust’s, officers, employees and Shareholders of the Trust are or may be or become interested in RFS, as officers, employees or otherwise and that partners, officers and employees of RFS and its counsel are or may be or become similarly interested in the Trust, and that RFS may be or become interested in the Trust as a Shareholder or otherwise

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22.	Privacy
Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to RFS, or collected or retained by RFS in the course of performing its duties as transfer agent, shall be considered confidential information. RFS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of RFS except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). RFS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.

23.	Miscellaneous
(a)    Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(b)    This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.
(c)    This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
(d)    No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.
(e)    Every reference to a Fund will be deemed a reference solely to the particular Fund. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this paragraph, RFS shall not have any right to set off claims of a Fund by applying the property of any other Fund.
*    *    *    *    *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

RYDEX FUND SERVICES, LLC

By:
Name:	Nikolaos Bonos
Title:	President

TRANSPARENT VALUE TRUST

By:
Name:	Amy J. Lee
Title:	Vice President and Chief Legal Officer

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SCHEDULE A
TO THE TRANSFER AGENCY AGREEMENT
BETWEEN RYDEX FUND SERVICES, LLC
AND TRANSPARENT VALUE TRUST
Date: May 9, 2016
Funds
Guggenheim RBP® Large-Cap Defensive Fund
Guggenheim RBP® Dividend Fund
Guggenheim RBP® Large-Cap Market Fund
Guggenheim RBP® Large-Cap Value Fund
Guggenheim Directional Allocation Fund
Transparent Value Directional Allocation VI Portfolio
Guggenheim SMID-Cap Directional Allocation Fund

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SCHEDULE B
TO THE TRANSFER AGENCY AGREEMENT
BETWEEN RYDEX FUND SERVICES, LLC
AND TRANSPARENT VALUE TRUST
Date: May 9, 2016
Transfer Agency Services
Shareholder Transactions

(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

(d)	Issue periodic statements for shareholders.

(e)	Process transfers and exchanges.

(f)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

Shareholder Information Services

(a)	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(b)	Produce detailed history of transactions through duplicate or special order statements upon request.

(c)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, and the States in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

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Dealer/Load Processing (if applicable)

(a)	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(b)	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

(c)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(d)	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Trust.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

Anti-Money Laundering Services

(a)	Verify shareholder identity upon opening new accounts.

(b)
Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent, in each case consistent with the Trust’s AML Program.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust’s AML Program.

(d)
Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available for inspection by (i) the Trust, (ii) any auditor of the Trust’s AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust.

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7.     Telephone Service Center
Answer all service-related telephone calls from shareholders, including (i) general and policy inquiries; (ii) performance inquiries; (iii) shareholder transaction and maintenance requests.

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SCHEDULE C
TO THE TRANSFER AGENCY AGREEMENT
BETWEEN RYDEX FUND SERVICES, LLC
AND TRANSPARENT VALUE TRUST
Date: May 9, 2016
Transfer Agent Fees
During the two-year period starting May 9, 2016, the Trust agrees to pay RFS the lower of the fees calculated in accordance with Section A or Section B of this Schedule C. Thereafter, the Trust agrees to pay RFS fees calculated in accordance with Section A of this Schedule C.

A)	Subject to a minimum fee of $25,000 annually per Fund:

1.	Account Set-Up Charge - A fee of $4 to open a position in a Fund for a single registration (“Account”) on RFS’s transfer agency system to hold shares of the Funds.

2.
Annual Maintenance Charge - An annual per Account fee of (i) $8 per open Account for regular accounts, (ii) $6.50 per open Account with respect to Accounts which are Matrix Level III pursuant to the National Securities Clearing Corporation networking systems and (iii) $5 per Account for closed Accounts that remain outstanding on RFS’s transfer agency system (regardless of whether such Accounts are regular or Matrix Level III).

3.	Transaction Charge - A per transaction charge of (i) $1.10 per transaction for regular Accounts and (ii) $0.60 per transaction for Accounts which are Matrix Level III.

The minimum fee is calculated for each Fund on a monthly basis by subtracting the sum of the transaction and account fees for the Fund for the month from the monthly minimum fee of $2,083.34. The result is then allocated to each Class based on that Class’s pro rata portion of the entire Fund’s assets. If this Agreement is in effect for only a portion of a month, the minimum fee shall be prorated for such month.

New Funds: The minimum account fee is waived for the first 12 months after the Fund is effective and available for investment.

B) An annual fee of $24,000 per Series, plus:

1.	Annual Maintenance Charge - An annual per Account fee of (i) $9 per open Account for regular accounts, (ii) $7 per open Account with respect to Accounts

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which are Matrix Level III pursuant to the National Securities Clearing Corporation networking systems and (iii) $5 per Account for closed Accounts that remain outstanding on RFS’s transfer agency system (regardless of whether such Accounts are regular or Matrix Level III), and (iv) $0.50 per Account for closed Accounts.

The fees described herein shall be calculated daily and payable to RFS by the Trust monthly.

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SCHEDULE D
TO THE TRANSFER AGENCY AGREEMENT
BETWEEN RYDEX FUND SERVICES, LLC
AND TRANSPARENT VALUE TRUST
Date: May 9, 2016
Reports

1.	Daily Shareholder Activity Journal

2.	Daily Fund Activity Summary Report

(a)	Beginning Balance

(b)	Transactions

(c)	Shareholder Transactions

(d)	Reinvested Dividends

(e)	Exchanges

(f)	Adjustments

(g)	Ending Balance

3.	Daily Wire and Check Registers

4.	Monthly Dealer Processing Reports

5.	Monthly Dividend Reports

6.	Sales Data Reports for Blue Sky Registration

7.	Such special reports and additional information that the parties may agree upon, from time to time.

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